EXHIBIT 3.1 Amended Marketing, Distribution and License Agreement dated August 30, 2008 between HydroDynex, Inc. and Hydrosystemtechnik, GmbH.

           AMENDED MARKETING, DISTRIBUTION and LICENSE AGREEMENT

This AMENDED MARKETING, DISTRIBUTION and LICENSE AGREEMENT, effective September 3rd, 2007, and amended August 30, 2008, is entered into by Hydrosystemtechnik GmbH, a German corporation, with its principle place of business at Gewerbepark 13, D-83052 Bruckmuehl, Germany, (herein called GRANTOR) and HydroDynex, Inc., a Nevada corporation, with its principal place of business at 8800 Blue Wolf Street, Las Vegas, NV 89123, (herein called GRANTEE).

RECITALS:

  A. GRANTOR is engaged in the business of developing, manufacturing, selling and maintaining water treatment plants, particular according to the proprietary electrochemical process of Anodic Oxidation (AO- System(R)) in wide variety of applications throughout the world.

  B. The principal of GRANTOR is Meinolf Schoeberl who is the inventor and the owner of the Patents and who has provided to Hydrosys the exclusive benefit for the utilisation of the Patents, proprietary technology and the Know- How.

  C. GRANTOR has developed patented proprietary technology and designed an innovative water treatment system to be utilized for purifying and treating water. GRANTOR is in the business of: 1) manufacturing integrated water treatment systems, 2) developing innovative technology related to water treatment systems, and 3) designing custom systems for a wide variety of water treatment applications and purposes ("Products").

  D. GRANTEE was organized to market water treatment systems in North America and desires to represent GRANTOR initially for selling finished AO Units on an exclusive basis in all markets of the territory defined below except the dental market and subject to confirming the market demand for the Products and meeting certain objectives defined in the Agreement, GRANTEE will have the right to continue to sell finished AO systems on an exclusive basis and purchase components from GRANTOR to manufacture AO Units for distribution in all markets of North America, with the exception of the dental market, on an exclusive basis.

                                AGREEMENT

   NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties agree as follows:

1. BASIS FOR THE AGREEMENT

   GRANTOR represents that it is the legal owner of issued patents, of the right to file Patents, Patents Pending and Improvements, Provisional Patent Applications, Proprietary Information, Trade Secrets, Technical and Scientific information and Know-How, all pertaining to several designs of what is commonly referred to as the Anodic Oxidation Water Treatment System. GRANTOR is prepared to grant exclusive marketing rights to GRANTEE, subject to certain terms and conditions.

   1.1 GRANTEE wishes to acquire the exclusive marketing rights of the Product pursuant to two issued US- patents and the issuance of future US-Patents for the express purpose selling GRANTOR'S products on an exclusively basis in all markets of North America, excluding the dental market. Subject to reaching certain goals defined in Exhibit B, GRANTEE will be authorized to continue to sell GRANTOR'S Products on an exclusive basis for the term of this Agreement or to initiate manufacturing of the AO- Systems and sell in the Territory on an exclusive basis.

   1.2 GRANTEE does not wish to acquire any right, title and interest in any U.S. patents or patent applications filed as of the date of this agreement that relate to the Anodic Oxidation water purification and treatment systems designed and owned by GRANTOR. GRANTEE initially desires to purchase and resell completed AO- Systems in North America. At a future date and subject to meeting certain objectives defined in this AGREEMENT as Exhibit B, GRANTEE can automatically continue to market the PRODUCTS on an exclusive basis or purchase components from GRANTEE and manufacture AO Units for selling in North America on an exclusive basis.

2. DEFINITIONS

   As used herein, the following capitalized terms or other capitalized terms defined elsewhere in this Agreement, will have the meanings ascribed thereto wherever used in this Agreement:

   2.1 "Confidential Information" means any business, marketing, technical, scientific or other information disclosed by any Party which, at the time of disclosure, is designated as confidential or proprietary.

   2.2   "Effective Date" shall be September 3rd, 2007.

   2.3 "Gross Production" means the number of AO Units commercially assembled or manufactured by the GRANTEE, which utilize components or technology owned by the GRANTOR and sold to customers of GRANTEE or sold by Distributors of GRANTEE.

   2.4 "Intellectual Property Rights" shall mean all intellectual property rights, including without limitation, any rights in any invention, patent, discovery, improvement, know-how, utility model, trade-mark, copyright, industrial design, trade secrets and all rights of whatsoever nature in materials processing, Confidential Information, and all intangible rights or privileges owned by Hydrosystemtechnik, GmbH, whether or not registered, and shall include all rights in any applications and granted registrations for any of the foregoing.

   2.5 "Know-How" means that special knowledge, skill and experience, as applied to the design or manufacturing of AO Units that is possessed by the GRANTOR.

   2.6 "Product(s)" means the Anodic Oxidation water treatment plant (AO-System) inclusive supplementary products or any successor products and all technology required to commercially resell or manufacture from GRANTEE in the Territory and which are utilized to treat water for any and all applications except dental applications in the Territory.

   2.7 "Licensed Technology" means any and all process or proprietary technology, engineering and design features or components related to the AO-System, supplementary products or any other successor products ,which were developed by the GRANTOR.

   2.8 "Territory" shall mean North America and comprise the countries of Canada, the United States and Mexico.

   2.9 "GRANTEE" means HydroDynex, Inc., a corporation domiciled in the state of Nevada.

   2.10 "GRANTOR" means Hydrosystemtechnik, GmbH., a corporation domiciled in the country of Germany.

   2.11 Minimum Annual Sales Volume" means the annual net purchase value of complete AO- Systems or components, defined in Appendix D, purchased at that value by GRANTEE from GRANTOR.

   2.12 "Net Selling Price" means the net sales value of any complete AO-System sold by GRANTEE or subcontractors of GRANTEE in the Territory, excluding taxes, customs, fees, transportation and installation expenses, independent from whether the unit has been purchased totally from GRANTOR or has been partially manufacture by GRANTEE.

   2.13   "Parties" means Hydrosystemtechnik, GmbH and HydroDynex, Inc.

   2.14 "Patent(s)" means Provisional Patent(s) Application(s) or Patent Application(s) means any Patent(s) granted or Patent Application(s) made by GRANTOR pursuant thereto, and all divisions, continuations, continuations in part, reissues, substitutes, and extensions thereof.

   2.15 "Private Label" means the exclusive labeling, trade name and/or trademark for the AO- Systems marketed in the Territory.

   2.16 "Product Royalty" means a royalty payment made by the GRANTEE to the GRANTOR on the products assembled or manufacture and sold by GRANTEE in the Territory, which utilize the GRANTOR's components or technology.

   2.17 "Trademarks" means all registered and unregistered trademarks, service marks, trade names, business names, brand names, product names and any other indicators of origin, whether registered or unregistered, belonging to either Party.

   2.18 "The Exclusive License" means the right, to the exclusion of any other entity including GRANTOR, for GRANTEE within the Territory to:

Purchase and import the Products and component parts of Products from GRANTOR or an entity approved of by GRANTOR, to market, distribute, and sell the assembly, or manufacture according the defined conditions, for installation, application and maintenance of the Products in the name of GRANTEE or any related body corporate.

   2.19 "The Non- Exclusive License" means the right, to the non- exclusion of any other entity including GRANTOR, for GRANTEE within the Territory to:

Purchase and import the Products and component parts of Products from GRANTOR or an entity approved of by GRANTOR, to market, distribute, and sell the assembly or manufacture according the defined conditions, for installation, application and maintenance of the Products in the name of GRANTEE or any related body corporate.

3. GRANT OF MARKETING RIGHTS

   3.1 GRANTOR hereby grants to GRANTEE the right to sell finished units of the Product(s) in the Territory in all markets but the dental market on an exclusive basis for a period of three years from the effective date, subject to obtaining independent certification and verification as outline in the Water Treatment Standard 61, completing ETV testing by NSF International, Inc., and approval of the United States Environmental Protection Agency, as defined in Appendix A attached hereto. As a condition of the granting of this License, the Grantee agrees to undertake the filing of a joint submission in the name of both the GRANTOR and GRANTEE with the intention of having the GRANTOR being able to utilize any approval to enhance its credibility in all markets outside the Territory defined in this agreement.

   At the end of each business year, beginning with anniversary year three after the effective date of this agreement, if the GRANTEE has satisfied the defined objectives of sales defined in Table 1 of Appendix B of this Agreement, the GRANTEE will have the right to continue to sell finished AO Units on an exclusive basis in the territory. In the event the objectives defined in years three through five of Table 1 in Appendix B are not attained at the end of each business year, this agreement shall, at the option of the GRANTOR, automatically revert to a non-exclusive marketing agreement [and the GRANTEE will not have the authority to engage in manufacturing of AO Systems].

   In the event GRANTEE has attained an annual minimum sales volume of
500.000 EUR at the end of any year, the GRANTEE will have the right to continue to sell finished AO Units on an exclusive basis in the territory or to purchase components from the GRANTOR and assemble or manufacture AO Units for its own account and to sell in the Territory on an exclusive basis. If the minimum annual sales volume for the year is at 500.000 EUR and the GRANTEE falls below this 500.000 EUR sales level in two consecutive years, the right to manufacture will expire automatically in the subsequent year, unless GRANTOR agrees to extend the right for any reasonable term by written notice. It being understood that the decision to initiate manufacturing under this Agreement must be approved in writing by the GRANTOR and such approval shall not be unreasonably withheld.

   (a) The Parties agree that any Improvements, design changes, modifications or developments of the Product, made by GRANTOR shall be available to GRANTEE in the Territory at no additional cost. In the event GRANTOR makes application for any new Patent, GRANTEE shall have the right, during the term of this agreement, to use the Patent for $1.00 and other good and valuable consideration, regarding any newly developed product, process or technology under this Agreement.

   (b) The Parties further agree that any Improvements, design changes, modifications, discoveries or developments related to the Product made by GRANTEE, may, at the sole option of the GRANTOR, be patented by the GRANTOR and may be utilized in the Territory by the GRANTEE, so long as the nature of this Agreement remains exclusive. In this regard, the agent or employee of the GRANTEE who is responsible for the improvement, design changes, modifications, discoveries or developments of the Product agrees to execute any and all documents required to assign all right, title and interest to Improvements to the GRANTOR for $1.00 and other good and valuable consideration. GRANTEE shall promptly inform GRANTOR of any such Improvements and take all necessary steps to assist the GRANTOR in filing an application for a new patent or a continuation in part of an existing patent. GRANTOR shall grant to GRANTEE, for no consideration and pursuant a standard Product Royalty, a license for Improvements in the Territory. Any Improvements, design changes, modifications or developments of the Product or Technology by GRANTEE are construed to be a part of this Agreement and GRANTEE shall be bound to all terms and conditions contained in this Agreement.

   3.2 GRANTOR further grants to GRANTEE, the right to use any registered or not reregistered Trademark, owned, acquired, developed or filed for by the GRANTOR, relating to the Product or Technology.

   3.3 The rights granted pursuant to Section 3 are subject to meeting the criteria defined in Exhibit B attached, shall be exclusive in nature, for a period of Ten (10) years with an option by the GRANTEE to extend for an additional Ten (10) years, so long as the minimum sales volume is maintained, as outlined in Exhibit B. GRANTEE does not have the right to grant Sublicenses during the term of this Agreement without first receiving prior written approval from the GRANTOR.

   3.4 Subject to mutual agreement and meeting the criteria defined in clause 3.1 of this agreement, the GRANTEE has the right to assemble and manufacture AO systems for exclusive marketing in the Territory. A condition of this Agreement requires the GRANTEE to purchase all components listed on Appendix D from the GRANTOR during the term of this Agreement. GRANTOR hereby agrees to provide components to GRANTEE on terms no less favorable that supplied to any other third party or other GRANTEE of the GRANTOR. It being understood that the decision to initiate manufacturing under this Agreement must be approved in writing by the GRANTOR and such approval shall not be unreasonably withheld.

4. LICENSE FEES AND ROYALTIES

   4.1 GRANTEE shall, within 120 days of the Effective Date, as a one time only Fee, pay to GRANTOR, Ten Thousand Euros (10,000 EUR), which shall be non-refundable and credited against the Product Royalty called for under
Section 4.2. .

   A Second Fee in the amount of Twenty Thousand Euros (20,000 EUR), which shall be non-refundable and credited against the Product Royalty, will be due to GRANTOR on November 30, 2008.

   A Third Fee in the amount of Twenty Thousand Euros (20,000 EUR) which shall be non-refundable and credited against the Product Royalty, will be due to GRANTOR after the GRANTEE has been certified and approved by the United States Environmental Protection Agency for selling AO-Systems on a commercial basis in the United States.

   4.2 GRANTEE shall pay to GRANTOR a Product Royalty on the products actually assembled or manufactured and sold by GRANTEE to any non-affiliated third party, which utilize the Licensed Technology and components paid for by customers of the GRANTEE. The Product Royalty shall be Ten Percent (10%) of the Net Selling Price on all AO water treatment systems assembled or manufactured by GRANTEE or a subcontract manufacture utilized by the GRANTEE and paid for by customers of GRANTEE. GRANTEE is not obligated to pay a royalty on finished units purchased from GRANTOR and resold to customers of GRANTEE. The Product Royalty will remain due in perpetuity and continue to be paid beyond the life of any Patents. Payments and accounting are to be made quarterly, within 30 days of the quarter just ending.

5. NO RIGHT TO PURCHASE PATENTS AT THE TIME OF GRANT

   5.1 In the event GRANTOR is granted domestic Patents covering the Product or Licensed Technology, GRANTEE has no right or option to purchase the Patents. It being understood that so long as this AGREEMENT remains effective, GRANTOR and GRANTEE agree to assume financial responsibility to pay for all direct costs related to preparing and prosecution of patent applications within the defined market territory of this Agreement on a fifty-fifty basis, including but not limited to: legal fees, filing fees, maintenance fees and translation costs. Fees paid by the GRANTEE in connection with direct costs related to all patent expenses will be credited toward future royalties due GRANTOR for the sale of AO units assembled or manufactured by GRANTEE.

6. EXPORTATION

   6.1 GRANTEE shall be limited to the selling the Product in the Territory. GRANTEE shall not export the Product outside the Territory without prior written consent and authorization by GRANTOR.

7. CONFIDENTIALITY

   7.1 GRANTEE, GRANTEE's agent and affiliates and GRANTEE's employees shall not disclose any Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How or other Confidential Information expressly or implied disclosed by GRANTOR to GRANTEE without the expressed written permission of GRANTOR.

   7.2 GRANTEE at the option of the GRANTOR shall sign a separate Confidentiality Agreement relative to any Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How or other Confidential Information disclosed by GRANTOR to GRANTEE.

8. PRIVATE LABELS

   8.1 All Product(s) used pursuant to this Agreement, may be used under any Trademark(s) developed or owned by the GRANTOR or a Trademark developed and owned by the GRANTEE. In the event that any Trademark utilized by the GRANTEE, is in conflict with another company operating within the Territory, any different such Private Label selected by GRANTEE may be used.

   8.2 The Private Label of the Product shall comply with the appropriate regulations of all governmental agencies of the countries within the Territory.

   8.3 As long as this AGREEMENT or any modification or extension thereof remains in force and effect, GRANTEE shall own each such Private Label or trademark to be used exclusively by GRANTEE on the Product in the Territory.

9. PAYMENTS and REPORT

   9.1 Not later than the last day of each January, April, July and October, GRANTEE shall furnish to GRANTOR a written statement in such detail as GRANTOR may reasonably require of all amounts due pursuant to Sections 4.2 for the quarterly periods ended the last days of the preceding March, June, September and December and shall pay to GRANTOR, all amounts due to GRANTOR.

   9.2 Payments provided for in this Agreement, when overdue, shall bear interest at a rate per annum equal to two percent (2%) in excess of the "Prime Rate" published by the U.S. Edition of "The Wall Street Journal" at the time such payment is due, and for the time period until payment is received by GRANTOR.

   9.3 If this Agreement is for any reason terminated before all of the payments herein provided for have been made, GRANTEE shall immediately submit a terminal report, and pay to GRANTOR any remaining unpaid balance even though the due date as above provided has not been reached.

10. REPRESENTATIONS AND DISCLAIMER OF WARRANTIES

   10.1 Nothing in this AGREEMENT shall be deemed to be a representation or warranty by GRANTOR of the validity of any Patents, Provisional Patent Applications, Patents that may issue, Patent Applications and Improvements. GRANTOR shall have no liability whatsoever to GRANTEE on account of any injury, loss or damage of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon GRANTEE arising out of or in connection with, or resulting from:

   (a) The transport, manufacture, assembly, installation, use, sale or maintenance of the finished Product or single components of it, or:

   (b) Any advertising or other promotional activities with respect to any of the foregoing.

   GRANTEE shall hold GRANTOR, and its partners, agents or employees harmless in the event GRANTOR, or its officers agents or employees, is held liable.

   10.2 GRANTOR shall have the right to file, prosecute and maintain Patent Applications, Provisional Patents and Improvements that are the property of GRANTOR and shall have the right to determine whether or not, and where to file a patent application or to abandon the prosecution of any patent or patent application.

11. PRODUCTION LIABILITY INSURANCE

   11.1 GRANTEE will purchase Product Liability Insurance before selling any AO-Systems for a minimum cover of One Million Dollars ($1,000,000) for personal and material damages and list GRANTOR as an additional insured party on the policy, at no additional expense to GRANTOR. In the event the GRANTOR become a co-defendant in any legal action filed in the Territory, GRANTEE will at its sole expense retain a legal firm to represent both the GRANTOR and the GRANTEE. GRANTEE assumes any and all legal costs related to the legal action. GRANTEE will indemnify the GRANTOR to the fullest extent possible by law and pay all costs related to any legal action whereby the GRANTOR is named as a co-defendant.

12. TERMINATION

   12.1 This Agreement shall terminate in 10 years with an option to prolong for 10 additional years on written request of the GRANTEE, upon sixty
(60) days in advance to the 3rd of September 2017, so long as the GRANTEE is in good standing with all terms and conditions contained in this agreement.

   12.2 GRANTEE may terminate this Agreement at any time upon sixty (60) days written notice in advance to the GRANTOR.

   12.3 GRANTOR may at its option terminate this Agreement if GRANTEE upon 14 days prior written notice and after giving GRANTEE 30 days from receipt of such notice to cure the breach which is the basis of the notice of termination:

   (a)   shall be in default of any obligation hereunder; or
   (b)   shall be adjudged bankrupt; or
   (c)   shall become insolvent; or
   (d)   shall make an assignment for the benefit of creditors; or
   (e) shall be placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this Agreement by giving thirty (30) days notice by Registered Mail to the other party, specifying the basis for termination. If within thirty (30) days after the receipt of such notice, the party receiving notice shall remedy the condition that formed the basis for termination, such notice shall cease to be operative, and this Agreement shall continue in full force.
   (f) does not perform a minimum annual sales volume of 100.000 EUR in each business year subsequent to the third anniversary year after the effective date (that means commencing the evaluation at the end of year 4)

   12.4 The word "termination", used elsewhere in this agreement, is to read, except where the contrary is specifically indicated, as omitting from their effect, the following rights and obligations, all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge:

   (a) GRANTEE's obligation to supply a terminal report as specified in this Agreement;

   (b) GRANTOR's right to receive or recover, and GRANTEE's obligation to pay royalties, including accrued or accruable for payment at the time of any termination;

   (c) GRANTEE's obligation to maintain records under Section 15.00 of this Agreement;

   (d) licenses, releases and agreements of non-assertion running in favor of customers or transferees of GRANTEE in respect to products sold or transferred by GRANTEE prior to any termination and on which Royalties shall have been paid as provided in paragraph 4.2 of this Agreement;

   (e) Any cause of action or claim of GRANTOR accrued or to accrue, because of any breach or default by GRANTEE.

   (f) GRANTEE`s right or obligation to maintain the Product in terms of this agreement unless GRANTEE informs GRANTOR that it wishes to discontinue the exercise of such rights.

13. DISPUTES AND ARBITRATION

   13.1 INITIAL CONSULTATION AND NEGOTIATION. In the event a dispute between GRANTOR and GRANTEE rises under the Agreement or a party's performance there under, the matter shall first be escalated to GRANTORS's President and GRANTEES's President in an attempt to settle such dispute through consultation and negotiation in good faith and a spirit of mutual cooperation.

   13.2 ESCALATION. If the Presidents are unable to resolve the dispute, it shall be referred to a conflict resolution committee comprised of one representative designated by each party. The initial members of the conflict resolution committee shall be:

For the GRANTOR:     Meinolf Schoeberl

For the GRANTEE:     Jerod Edington

   13.3 CONTINUED PERFORMANCE. Except where prevented from doing so by the matter in dispute, the parties agree to continue performing their obligations under this Agreement while any good faith dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

   13.4 ARBITRATION. Any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance, or termination, which the parties are unable to resolve within a reasonable time after written notice by one party to the other of the existence of such controversy or dispute, may be submitted to arbitration by either party and if so submitted by either party, shall be finally settled by arbitration conducted in accordance with the rules of conciliation and arbitration of the Chamber of Commerce in effect on the date hereof. Arbitration will be done by three arbitrators, one each to be proposed by Hydrosystemtechnik and HydroDynex, and the third to be proposed by the Chamber of Commerce. Any such arbitration shall take place in the City of Munich, Germany. Such arbitration shall be conducted in either German or English language and the arbitrators shall apply the laws of the Country of Germany.

   13.5 The institution of any arbitration proceeding hereunder shall not relieve GRANTEE of its obligation to make payments accrued hereunder pursuant to Sections 4.00 hereof to GRANTOR during the continuance of such proceeding. The decision by the arbitrators shall be binding and conclusive upon the parties, their successors, and assigns and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry judgment with respect to the decision of the arbitrators hereunder. Notwithstanding the foregoing, judgment upon award may be entered in any court where the arbitration takes place, or any court having jurisdiction.

14. LITIGATION

   14.1 Each party shall notify the other party in writing of any suspected infringement(s) of any Patent(s) or Patent(s) that may issue, Patent Applications, Provisional Patent Applications and Improvements and registered Trademarks in the Territory, and shall inform the other party of any evidence of such infringement(s).

   14.2 GRANTOR shall have the first right to institute suit for infringement(s) in the Territory. GRANTEE agrees to join as a party plaintiff in any such lawsuit initiated by GRANTOR, if requested by GRANTOR, with all costs, attorney fees, and expenses to be paid by GRANTOR. However, if GRANTEE does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from GRANTEE of GRANTOR's desire to bring suit for infringement in its own name and on its own behalf, then GRANTEE may, at its own expense, bring suit or take any other appropriate action.

   14.3 If this Agreement is non-exclusive at the time of infringement(s), the sole right to institute suit for infringement and to recover damages shall rest with GRANTOR.

   14.4 GRANTEE shall be entitled to any recovery of damages resulting from a lawsuit brought by it pursuant to paragraph 14.1. GRANTOR shall be entitled to recovery of damages resulting from any lawsuit brought by GRANTOR to enforce any patent that may issue pursuant to paragraph 14.1.

   14.5 Either party may settle with an infringer without the prior approval of the other party if such settlement would not affect the rights of the other party under any existing Patent, Patent that may issue, Patent Applications, Improvements, Provisional Patent Applications and registered Trademarks.

15. RECORDS

   15.1 GRANTEE shall keep accurate records of all operations affecting payments hereunder, and shall permit GRANTOR or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter.

16. PATENT MAINTENANCE FEES

   16.1 Pursuant to Patent(s) granted within the defined territory of this License Agreement and in the event that patents issue on Patent Applications and Improvements, described in Section 2, or other patents granted within the defined territory of this License Agreement subsequently issued related to the Licensed Product and Licensed Technology, maintenance fees shall be paid by Fifty Percent (50%) by GRANTOR and Fifty percent (50%) by GRANTEE and all documentation of payments shall be provided to both Parties. GRANTOR, upon request by GRANTEE, shall provide GRANTEE with records and schedule of maintenance fee due dates.

17. NON-ASSIGNABILITY

   17.1 The parties agree that this agreement imposes personal obligations on GRANTEE. GRANTEE shall not assign any rights under this Agreement not specifically transferable by its terms without the written consent of GRANTOR. GRANTOR may assign their rights hereunder.

18. SEVERABILITY

   18.1 The parties agree that if any part, term or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

   18.2 In the event the legality of any provision of this agreement is brought into question because of a decision by a court of competent jurisdiction, GRANTOR, by written notice to GRANTEE, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

19. NON-USE OF GRANTOR'S NAME

   19.1 In publicizing anything used under this Agreement, GRANTEE shall not use the name of GRANTOR or otherwise refer to any organization related to GRANTOR, except with the written approval of GRANTOR. GRANTEE is authorized to make public the name of the GRANTOR and describe the contractual relationship between the GRANTOR and GRANTEE, if GRANTEE becomes a publicly traded company and the disclosures are a requirement and pursuant to the requirements of the Securities Act of 1933 and 1934.

20. WAIVER, INTEGRATION, ALTERATION

   20.1 The waiver of a breach hereunder may be affected only by a written notification signed by the waiving party and shall not constitute a waiver of any other breach.

   20.2 A provision of this Agreement may be altered or a missing provision may be added only by a writing signed by both parties.

21. MARKING

   21.1 If the GRANTEE initiates assembly or manufacturing of the AO Systems, it shall place in a conspicuous location on the Product, a patent notice, in accordance with the Statutes of U.S. Patent Law. GRANTEE agrees to mark any Product covered by any Patent(s), with the serial number of each such patent.

22. APPLICABLE LAW

   22.1 This Agreement shall be constructed in accordance with the substantive laws of the country of Germany.

   22.2 The language under which this Agreement shall be interpreted, arbitrated or litigated shall be either English or German.

23. NOTICES UNDER THE AGREEMENT

   23.1 For the purpose of all written communications and notices between the parties, their addresses shall be:

GRANTOR:          Hydrosystemtechnik GmbH
                  Gewerbepark 13
                  D-83052 Bruckmuehl, Germany
                  Phone: +49 (0)8062-80 220
                  Fax: +49 (0)8062-80 221
                  E-mail: meinolf.schoeberl@hydrosys.de
                  Attention: Dr. Meinolf Schoeberl, CEO

GRANTEE:          HydroDynex, Inc.
                  8800 Blue Wolf St.
                  Las Vegas, NV 89123
                  Phone: +1 702-884-2150
                  E-mail: jerod@hydrodynex.com
                  Attention: Jerod C. Edington, President

or any other addresses of which either party shall notify the other party in writing.

24. RESPONSIBILITY OF TRAINING, TRANSFER AND ASSISTANCE

   The GRANTEE agrees to provide the necessary funds to cover all costs associated with the training of GRANTEE's employees, transfer of Know How and data, as well as any kind of special assistance, whether traveling to the GRANTOR's place of business, preparation and adaptation of documents and technology or financing the travel, wages, and associated costs of the GRANTOR'S employee(s) in coming to the GRANTEE's chosen place of business.

25. INTERRUPTION OF PRODUCTION

   The GRANTEE realizes that it meeting the terms of this License Agreement, particularly the territorial sales requirements to maintain exclusivity, is dependent upon the GRANTOR's ability to manufacture, test, and deliver AO-Systems and AO-System Components to the GRANTEE in a timely matter. If the thresholds indicated in Table 1 of Appendix B cannot be met by the GRANTEE due to the non-performance or unreasonable performance of the GRANTOR, this shall not be deemed a breach of responsibility on the part of the GRANTEE and it shall not impact GRANTEE's right to maintain exclusivity or terminate this Agreement hereto.

   When orders and 50% down-payments for AO-Systems are provided to the GRANTOR by the GRANTEE, and the orders are not completed and delivered within 12 weeks, then at that time the potential sale price of that unit in the U.S. territory, as determined by the GRANTEE, will be supplemented to the yearly sales total for satisfying the terms of Table 1 in Appendix B until the real sale is made and substituted.

   If four or more separate and/or combined plant orders and their corresponding 50% down payments are provided from the GRANTEE to the GRANTOR at any given time, and four or more of those orders at any one time are late in meeting the production and delivery schedule deadline of 12 weeks, then the GRANTEE shall automatically have the length of time in which the license hereto remains exclusive extended by one year for every one month of this aforementioned tardiness by the GRANTEE, the extended years superseding all other terms of this agreement.

26. PRICE FIXING

   GRANTOR must provide AO-Systems and/or AO-System components to the GRANTEE at equal to or less than historical sales prices of these systems and components to GRANTOR's customers. Prices must remain reasonable and not increase more than 5% per annum unless agreed upon by the GRANTEE.


   IN WITNESS WHEREOF the parties have caused this Amended Marketing, Distribution and License Agreement to be executed by their duly authorized officers and/or agents on the respective dates and at the respective places hereinafter set forth.

EXECUTED

Executed on behalf of
Hydrosystemtechnik GmbH, HYDROSYS
by the authorised person whose signature appears below pursuant to Corporations Law

Signed at:  Bruckmuehl                  Date:  August 30, 2008


/s/ Meinolf Schoeberl
--------------------------
Dr.-Ing. Meinolf Schoeberl
Managing Director


Executed on behalf of
HydroDynex, Inc.
by the authorised person whose signature appears below pursuant to Corporations Law

Signed at:  Spokane                     Date:  August 30, 2008


/s/ Jerod Edington
------------------
Jerod Edington
President

                                  APPENDIX A

   Below is a description of the procedure to be implemented by HydroDynex with regard to making application and receiving regulatory approval to commercially sell AO Water Treatment System in the United States. NSF International (NSF) and the U.S. Environmental Protection Agency (EPA) jointly manage the Environmental Technology Verification (ETV) Drinking Water Systems (DWS) Center. NSF International's Drinking Water Treatment Unit
(DWTU) Certification Program will most likely be used.

1. Application

   -Vendor submits application package for a commercially-ready product to the DWS Center with the following:

     o Specific Operating and Maintenance Manual for the product,
     o Previous test performance data, and
     o Patent information.

   -NSF International reviews the application and discusses the verification process with the vendor.

   -When vendor agrees to ETV testing and signs a contract, a Product Specific Test Plan (PSTP) is developed.

2. PSTP Development

   -ETV protocols and Technology Specific Test Plans (TSTPs) require laboratory and/or field testing. When field testing is required, an NSF-qualified FTO may be selected to perform the field test and develop the PSTP.

   -A PSTP is developed by the testing entity.

   -NSF and the EPA review the PSTP.

   -Once the PSTP is approved, testing begins after a shakedown period and the vendor agrees to testing.

3. Verification Testing

   -ETV protocols and TSTPs require laboratory and/or field testing. When field testing is required, an NSF-qualified FTO may perform the verification test.

   -NSF performs an audit of the verification test.

4. Report Preparation

   -A draft verification report is developed by the testing entity.

   -NSF and the EPA review the report.

   -A technical expert reviews the report.

   -The vendor reviews the report.

   -Other reviews possible with funding partners.

   -The report is reviewed for editorial clarity.

   -The testing entity revises report to reflect reviewer comments.

   -The EPA performs a final clearance review.

5. Final Verification Report

   -The final verification statement (VS) is signed by the EPA and NSF, and the VS and report are posted on both the EPA and NSF websites.

   -An email announcement is sent to the DWS Center mailing list announcing the new verification report.

   -The vendor receives ten copies of the verification report and is able to post the report on their company's web site.


CPM = Certification Project Manager

                                  APPENDIX B

To retain the benefit of the "Exclusive License", GRANTEE must in each subsequent year of the Term, beginning in the third anniversary year after the effective date (which means commencing evaluation at the end of 2009), sell in the Territory, to customers of GRANTEE, Products to the net purchase value specified in column 2 of Table 1.

   Table 1

               YEAR          EUR OF SALE THRESHOLDS
               ----          ----------------------
               3             EUR 30,000
               4             EUR 100,000
               5             EUR 300,000
               6             EUR 500,000
               Thereafter    EUR 500,000
               in each year

                                APPENDIX C

In order to continue the exclusive nature of this agreement:

1. Hydrodynex will lease or buy an AO System reactor from Hydrosystemtechnik to be used for U.S. technology verification within fourteen months of the signing of this agreement, assuming the unit can be delivered timely. This term would be automatically extended to a date that is mutually agreeable between the two parties in the event that the GRANTOR is not capable of a timely delivery of the test unit.

2. Both verification approval and State certification are required to permit the legal sale of water purifying technological units in the U.S. Each individual State certifies the unit(s) independently and licenses the distribution of water purification units in their particular municipality. In most States, independent laboratory testing is required on various standards, technological claims, and industrial applications. States, including California, recognize the standards set forth by the U.S. Environmental Protection Agency (USEPA) and the independent laboratory companies it recognizes, such as NSF International. HydroDynex will engage in the process of securing verification approval by the USEPA for the AO System through NSF International or other independent laboratory and reach compliance with America National Standards Institute (ANSI) Water Treatment Standard 61 and Environmental Technology Verification (ETV) testing. Verification and certification of the AO System necessary for commercializing and selling systems in whole or in part within the United States shall be accomplished within 30 months of the Effective Date.

3. At such time as HydroDynex retains NSF and EPA verification through this process, it will within 90 days make application to the States of California, Nevada, Oregon, Washington, Idaho and Arizona for certification and pay the applicable fees required by each state.

4. HydroDynex will take responsibility to translate the owner's manual, provided by Hydrosystemtechnik, and all other technical information and documentation, which is a requirement of NSF to properly install and test the AO system. HydroDynex will also assume responsibility for translating an installation manual, engineering schematics, replaceable parts cost and part numbers, all of which will be required by each state in order to secure certification

5. HydroDynex agrees to provide the necessary funds to follow the verification protocol outlined in Appendix A.

6. HydroDynex will demonstrate financial responsibility in the form of a bank credit line or equity funding of not less than $500,000 to accomplish the objective outlined above.

7. HydroDynex will sell, deliver and install at least one AO System in the U.S in the two year exclusive period following verification.

                                APPENDIX D

   In the event HydroDynex is granted the right to assemble and manufacture the AO Systems for their own account, HydroDynex agrees that it will utilize Hydrosystemtechnik GmbH as the sole provider of the following components.

1.  AO- Reactor of each type and size, complete mounted and equipped
2. AO- Control cabinet inclusive software of each type and size, complete mounted and equipped
3.  Different custom made sensors and transmitters